Exhibit 99.2

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
Kaydon Corporation Announces Increased Third Quarter Dividend
Ann Arbor, MI – July 24, 2008
     Kaydon Corporation (NYSE:KDN) today announced that its Board of Directors declared a 13.3 percent increase in its regular quarterly dividend, to $.17 per share from $.15 per share. The dividend is payable on September 29, 2008 to shareholders of record as of the close of business on September 8, 2008. The indicated annual dividend rate will now be $.68 per share.
      The Company expects to periodically reevaluate the cash dividend in future periods and will consider its future earnings and cash flow, on-going capital needs, and alternatives for shareholder returns when determining the actual amount of future dividends.
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Contact:	James O’Leary
President and Chief Executive Officer
(734) 747-7025 ext. 2025